EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANT

We consent to the inclusion in this registration statement Form 10SB of our report, which includes an explanatory paragraph relating to the unaudited financial statements as of July 31, 1997, not being in accordance with generally accepted accounting principles, dated July 31, 1997, except for the explanatory paragraph as to which the date is December 12, 1997, on our audits of the financial statements of Tritec Industries, Inc. and Subsidiaries as of December 31, 1996 and 1995 and for the years then ended.

/s/ Stirtz Bernards Boyden Surdel & Larter, P.A.

Stirtz Bernards Boyden Surdel & Larter, P.A.
Edina, Minnesota
December 12, 1997